Exhibit 99.1

NEWS

For Release           Immediate


Contacts              (News Media) Jim Rosensteele, SVP,
                          Marketing Communications 317.817.4418
                      (Investors) Tammy Hill, SVP,
                          Investor Relations 317.817.2893


                  Perry elected to Conseco's Board of Directors

Carmel, Ind., June 15, 2004 - Conseco, Inc. (NYSE:CNO) announced that Debra J. Perry was elected today to the company's board of directors, increasing the board to eight members.

Perry is a former senior managing director in charge of global ratings and research at Moody's Investors Service, New York. As senior managing director, she was in charge of Moody's Americas Corporate Finance and Public Finance departments. These groups are responsible for ratings of all non-financial corporations in the Americas and for tax-exempt securities in the United States.

During her 12-year career at Moody's, she also served as chief administrative officer and chief credit officer, with responsibility for credit policy, technology, human resources and both internal and public communications. In addition, she managed the Finance, Securities and Insurance Group that rated all non-bank financial institutions worldwide. She also served as a team leader for a Moody's task force on organizational performance, one of five task forces established to implement a comprehensive reorganization of the company, and she chaired a permanent committee established to examine the impact of asset securitization on corporate creditworthiness.

Conseco Chairman Glenn Hilliard said, "Debra is an accomplished leader with hands-on experience in many of the disciplines that matter most to Conseco's success. We are very pleased to welcome her to Conseco's board."

Conseco President and CEO Bill Shea said, "Debra's work with Moody's brought her into contact with the best practices among a wide range of companies in the financial services industry. She has much to contribute to Conseco."

Perry said, "I've been following Conseco's progress closely. I am excited by the opportunity to add my analytical and strategic skills to the company's effort to become the premier insurer serving working American families and seniors." Perry will serve on two committees of Conseco's board: Audit and Enterprise Risk, and Investment. Perry will stand for re-election as director at Conseco's 2004 annual meeting of stockholders, to be held later this year.

Before joining Moody's, Perry was a director in Fixed Income Research at the First Boston Corporation, where she created a group to advise commercial banks on portfolio strategy. Earlier in her career, she worked in a variety of commercial banking and capital markets functions at Chemical Bank in New York, Paris and London.

Perry holds an undergraduate degree (magna cum laude and Phi Beta Kappa) from the University of Wisconsin-Madison, and a graduate degree from Yale University. She has taught at Yale and at Barnard College in New York. Perry also serves on the board of directors of MBIA, Inc. (NYSE:MBI), a leading financial guarantor and provider of specialized financial services.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial future.



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